Exhibit 10.2

AMENDMENT OF RESTRICTED STOCK AGREEMENT

This amendment made October 6, 2006 between FOOT LOCKER, INC., a New York corporation (the "Company"), and Matthew D. Serra (the "Executive").

WHEREAS, the Company and the Executive are parties to a Restricted Stock Agreement dated March 22, 2006 (the "Restricted Stock Agreement") pursuant to which the Company granted the Executive 56,500 shares of restricted stock; and

WHEREAS, the parties desire to amend the Restricted Stock Agreement as provided herein.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.            Section 3.3(a) of the Restricted Stock Agreement is hereby amended to amend the last sentence (“In the event...Restricted Stock.”) of such section to read, in its entirety, as follows:

“In the event that, on or after February 2, 2008, Executive, as a result of incapacity due to physical or mental illness, is absent from his duties on a full-time basis for more than seven and less than 181 days (the “Short-Term Disability Period”) and during the Short-Term Disability Period Executive retires from the Company, then any unvested portion(s) of the Restricted Stock shall immediately vest and cease to be Restricted Stock.”

2.           Capitalized terms used herein that are defined in the Restricted Stock Agreement shall have the meanings provided for in the Restricted Stock Agreement, unless otherwise defined herein.

3.            All provisions of the Restricted Stock Agreement not expressly amended hereby shall remain unmodified and unamended hereby and the entire Restricted Stock Agreement, as amended hereby, shall continue in full force and effect in accordance with the terms of the Restricted Stock Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this amendment on the day and year first above written.

FOOT LOCKER, INC.

By:	/s/ Laurie Petrucci
Laurie Petrucci
Sr. Vice President – Human Resources

/s/ Matthew D. Serra
Matthew D. Serra